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                     November 28, 2022

       Barry Kostiner
       Chairman and Chief Executive Officer
       Sagaliam Acquisition Corp.
       1800 Avenue of the Stars, Suite 1475
       Los Angeles, CA 90067

                                                        Re: Sagaliam
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 17,
2022
                                                            File No. 001-41182

       Dear Barry Kostiner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Thomas Kollar, Esq.